Exhibit 28 (j) under Form N-1A
Exhibit (23) under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus and under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 43 to the Registration Statement (Form N-1A, No. 33-60411) of Federated Hermes Total Return Government Bond Fund (formerly, Federated Total Return Government Bond Fund), and to the incorporation by reference of our report, dated April 22, 2021, on Federated Hermes Total Return Government Bond Fund (formerly, Federated Total Return Government Bond Fund) included in the Annual Shareholder Report for the fiscal year ended February 28, 2021.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 22, 2021